UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 6, 2014

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington		98004
(Address of principal executive offices)		(Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2014, the Board of Directors of Esterline Technologies Corporation (“Esterline”) approved compensation arrangements for Mr. Alain M. Durand, Esterline’s Segment President, Sensors & Systems, relating to Mr. Durand’s relocation from France to Esterline’s corporate headquarters in Bellevue, Washington. Consistent with Esterline’s executive compensation programs and with its general employment practices, Mr. Durand will receive a payment of $7,200 per month until the earlier of May 2015 or the date of the sale of his home in France. Mr. Durand will also receive reimbursement of the following reasonable and customary expenses: temporary housing for up to 60 days, up to two house-hunting trips for him and his spouse, home purchase closing costs, shipment of his personal vehicles, moving of household goods from France to the US and from temporary housing to his permanent home, and an allowance of up to $35,000 for miscellaneous expenses. Mr. Durand will be eligible to receive moving coordination and concierge services provided by a third party vendor. Esterline will also provide Mr. Durand certain immigration-related services and tax assistance, including tax preparation services, and reimbursement of certain tax expenses. All of the relocation payments made to Mr. Durand are subject to repayment by Mr. Durand if he resigns from Esterline within 24 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: May 9, 2014	By:	/s/ MARCIA J. MASON
	Name:	Marcia J. Mason
	Title:	Vice President & General Counsel